Exhibit 8

STATE OF ISRAEL

MINISTRY OF FINANCE

ACCOUNTANT GENERAL

June 30, 2026

CONSENT

Re: Registration Statement of

State of Israel on Schedule B

I, Michal Abadi-Boiangiu, Accountant General of the Ministry of Finance of the State of Israel, hereby consent to the reference to the Accountant General under the caption “Official Statements” in the Prospectus of the State of Israel included in the Registration Statement filed by the State of Israel on the date hereof with the United States Securities and Exchange Commission and any amendments or supplements thereto.

THE GOVERNMENT OF ISRAEL
MINISTRY OF FINANCE

/s/ Michal Abadi-Boiangiu
Michal Abadi-Boiangiu
Accountant General
Ministry of Finance

Jerusalem, Israel